Exhibit 10.6

ASSIGNMENT AND SETTLEMENT AGREEMENT

May 21, 2026

This Assignment and Settlement Agreement (this “Agreement”) is entered into as of May 21, 2026 (the “Effective Date”), by and between BiomX Inc., a Delaware corporation (“BiomX”), and Mandragola Ltd., a company organized under the laws of the State of Israel (“Mandragola” and, together with BiomX, the “Parties”).

RECITALS

WHEREAS, in connection with BiomX’s acquisition of a 60% interest in Dr. Frucht Systems Ltd. from Mandragola, BiomX has issued to Mandragola an unsecured convertible promissory note in the original principal amount of $3,000,000 (the “Note”);

WHEREAS, on December 26, 2025, BiomX issued to Pyu Pyu Capital, LLC (“Pyu Pyu”) a warrant to purchase up to 3,300,000 shares of BiomX common stock at an exercise price of $2.00 per share (the “Warrant”), which Warrant was amended on March 13, 2026 to reduce the exercise price to $1.00 per share;

WHEREAS, in March 2026, Pyu Pyu assigned all or a portion of the Warrant to certain assignees, and such assignees thereafter exercised the assigned Warrant for cash at the $1.00 per share exercise price, as a result of which an aggregate of $3,300,000 became due and owing to BiomX, as reflected in BiomX’s books and records (the “Warrant Exercise Receivable”);

WHEREAS, in April 2026, in connection with and concurrently with Mandragola’s agreement to make available to BiomX a line of credit of up to $2,000,000 (as previously disclosed in the Company’s Annual Report on Form 10-K/A) (the “Line of Credit”), the Parties agreed that BiomX would assign the Warrant Exercise Receivable to Mandragola in consideration for the satisfaction by offset of the principal balance of the Note, on the terms set forth in this Agreement; and

WHEREAS, the Parties now wish to formally document their agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Assignment. Effective as of the Effective Date, BiomX hereby irrevocably assigns, transfers, and conveys to Mandragola all of BiomX’s right, title, and interest in and to the Warrant Exercise Receivable, in the aggregate amount of $3,300,000, together with all rights to collect and enforce payment thereof. Mandragola hereby accepts such assignment and assumes all rights, and all collection risk, associated with the Warrant Exercise Receivable.

2.	Settlement of the Note. In full consideration for the assignment described in Section 1, BiomX and Mandragola agree that the Note, including all outstanding principal and any accrued interest thereon, is hereby deemed satisfied in full by offset against the Warrant Exercise Receivable. The Note itself is not cancelled and remains outstanding, and the Parties may agree to make use of the Note in the future. The Parties acknowledge that the Warrant Exercise Receivable is applied against the Note only to the extent of the $3,000,000 face amount of the Note, and that the remaining $300,000 of the Warrant Exercise Receivable (the “Excess Amount”) is owed by Mandragola to BiomX. The Excess Amount shall not be payable in cash and shall instead be offset, dollar for dollar, against amounts advanced or otherwise made available to BiomX by Mandragola under the Line of Credit, until the Excess Amount has been applied in full.

3.	Mechanics; No Exchange of Funds. The Parties agree that the transactions described in Sections 1 and 2 shall be effected entirely by assignment and offset, without any transfer of cash between the Parties. The Excess Amount shall likewise be satisfied solely by offset against the Line of Credit as provided in Section 2, and not by payment in cash.

4.	Representations of BiomX. BiomX represents and warrants that it is the sole owner of the Warrant Exercise Receivable, free and clear of any lien, pledge, assignment, or other encumbrance, and has full right, power, and authority to assign the Warrant Exercise Receivable as set forth herein.

5.	Representations of Mandragola. Mandragola represents and warrants that it has full right, power, and authority to accept the assignment of the Warrant Exercise Receivable and to enter into and perform this Agreement.

6.	Mutual Release. Effective upon the assignment and settlement described in Sections 1 and 2, (a) BiomX releases and forever discharges Mandragola from any and all claims, liabilities, and obligations arising under or relating to the Note, and (b) Mandragola releases and forever discharges BiomX from any and all claims, liabilities, and obligations arising under or relating to the Warrant Exercise Receivable, in each case other than the obligations of the Parties under this Agreement and the continuing terms of the Note as described in Section 2.

7.	Further Assurances. Each Party shall execute and deliver such further instruments and take such further actions as may be reasonably necessary to give effect to this Agreement, including notation in the books and records of each Party of the satisfaction by offset of the principal balance of the Note, notice to the obligors of the Warrant Exercise Receivable of the assignment effected hereby, and updating the books and records of each Party accordingly.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

9.	Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating thereto. This Agreement may be amended only by a written instrument signed by both Parties.

10.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by electronic transmission shall be effective as delivery of a manually executed counterpart.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BIOMX INC.		MANDRAGOLA LTD.

By:	/s/ Michael Oster	By:	/s/ Gur Aryeh Segal
Name:	Michael Oster	Name:	Gur Aryeh Segal
Title:	Chief Executive Officer	Title:	Director

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